Exhibit 10.1
EMPLOYMENT AGREEMENT
     This Employment Agreement (“Agreement”) between Stewart Enterprises, Inc., a Louisiana corporation (the “Company”), and Thomas M. Kitchen (the “Employee” or the “Executive”) is dated effective as of February 24, 2011.
W I T N E S S E T H:
     WHEREAS, Employee is currently employed by the Company;
     WHEREAS, the Company desires to retain the services of Employee pursuant to the terms of this Agreement, subject to Employee’s acceptance of the conditions stated herein;
     WHEREAS, Employee wishes to be employed by the Company in consideration of the compensation and benefits set forth herein and pursuant to the terms hereof;
     WHEREAS, during the course of his employment with the Company, Employee will have received extensive and unique knowledge, training and education in, and access to resources involving, the Death Care Business (as defined below) at a substantial cost to the Company, which Employee acknowledges will substantially enhance Employee’s skills and knowledge in such business;
     WHEREAS, during the course of his employment with the Company, Employee will have received access to and information about the Company’s customers, suppliers, joint venture partners and others having important commercial relationships with the Company, the preservation of which the Employee acknowledges are vital to the continuing commercial success of the Company;
     WHEREAS, during the course of his employment with the Company, Employee will continue to have access to valuable oral and written information, knowledge and data relating to the business and operations of the Company and its subsidiaries that is non-public, confidential or proprietary in nature and is particularly useful in the Death Care Business; and
     WHEREAS, in view of the training provided by the Company to Employee, its cost to the Company, the importance of maintaining continuing favorable relationships with customers, suppliers, partners and others, and the need for the Company to be protected against disclosures by Employee of the Company’s and its subsidiaries’ trade secrets and other non-public, confidential or proprietary information, the Company and Employee desire, among other things, to prohibit Employee from disclosing or utilizing, outside the scope and term of his employment with the Company, any non-public, confidential or proprietary information, knowledge and data relating to the business and operations of the Company or its subsidiaries received by Employee during the course of his employment, and to restrict the ability of Employee to compete with the Company or its subsidiaries for a limited period of time;
     NOW, THEREFORE, for and in consideration of the continued employment of Employee by the Company and the payment of salary, benefits and other compensation to Employee by the Company, the parties hereto agree as follows:

ARTICLE 1
EMPLOYMENT CAPACITY AND TERM
     Section 1.1 Capacity and Duties of Employee. The Employee is employed by the Company to render services on behalf of the Company in the capacity set forth in Appendix A hereto, as such Appendix may be amended or supplemented from time to time (as so amended or supplemented, “Appendix A”). The Employee shall perform such duties, consistent with the Employee’s job title, as are assigned to the title or titles held by the Employee as set forth from time to time in the Company’s Bylaws and such other duties as may be prescribed from time to time by the Company’s Board of Directors (the “Board”).
     Section 1.2 Employment Term. The term of Employee’s employment under this Agreement (the “Employment Term”) shall commence on the Agreement Date and shall continue through April 7, 2014, subject to extension as provided in Section 5.3 in the event of a Change of Control (as defined in Section 5.2), and subject to any earlier termination of Employee’s status as an employee pursuant to this Agreement.
     Section 1.3 Devotion to Responsibilities. During the Employment Term, the Employee shall devote all of his business time to the business of the Company, shall use his best efforts to perform faithfully and efficiently his duties under this Agreement, and shall not engage in or be employed by any other business; provided, however, that nothing herein shall prohibit the Employee from (a) serving as a member of the board of directors, board of trustees or the like of any for-profit or non-profit entity that does not compete with the Company, or performing services of any type for any civic or community entity, whether or not the Employee receives compensation therefor, (b) investing his assets in such form or manner as shall require no more than nominal services on the part of the Employee in the operation of the business of the entity in which such investment is made, or (c) serving in various capacities with, and attending meetings of, industry or trade groups and associations, as long as the Employee’s activities permitted by clauses (a), (b) and (c) above do not materially and unreasonably interfere with the ability of the Employee to perform the services and discharge the responsibilities required of him under this Agreement. Notwithstanding clause (b) above, during the Employment Term, the Employee may not beneficially own more than 2% of the equity interests of a business organization required to file periodic reports with the Securities and Exchange Commission under the Securities Exchange Act of 1934 (the “Exchange Act”) and may not beneficially own more than 2% of the equity interests of a business organization that competes with the Company. For purposes of this paragraph, “beneficially own” has the meaning ascribed to that term in Rule 13d-3 under the Securities Exchange Act of 1934, as amended from time to time (the “Exchange Act”).
ARTICLE 2
COMPENSATION AND BENEFITS
     During the Employment Term, the Company shall provide the Employee with the compensation and benefits described below:
     Section 2.1 Salary and Bonus. The Company shall pay the Employee a salary at an annual rate per fiscal year of the Company (“Fiscal Year”) as set forth in Appendix A (“Base

Salary”), which shall be payable to the Employee at such intervals as other salaried employees of the Company are paid.
          (a) The Employee shall be eligible to receive an annual incentive bonus for each of fiscal 2011, 2012 and 2013 (the “Bonus”), up to the maximum set forth in Appendix A. The Bonus will be awarded based upon factors to be established or approved annually by the Compensation Committee in its discretion. Any Bonus shall be paid no later than March 15 of the following calendar year.
          (b) Any change in the Employee’s title, Base Salary or Bonus eligibility during the Employment Term shall be set forth in one or more amendments or supplements to Appendix A to this Agreement, each of which shall be signed by the Employee and a member of the Compensation Committee of the Board of Directors of the Company.
     Section 2.2 Benefits. The Employee shall be eligible to participate in all benefit programs provided to other employees of the Company from time to time in accordance with the eligibility and other terms of such programs.
     Section 2.3 Expenses. The Employee shall be reimbursed for reasonable out-of-pocket expenses incurred from time to time on behalf of the Company or any subsidiary in the performance of his duties under this Agreement, upon the presentation of such supporting invoices, documents and forms as the Company reasonably requests.
     Section 2.4 Supplemental Executive Retirement Plan. The Employee shall be entitled to participate in the Company’s Supplemental Executive Retirement Plan on the terms and subject to the conditions set forth therein.
     Section 2.5 Supplemental 401(k) Plan. The Employee shall be entitled to participate in the Company’s supplemental 401(k) plan (the Stewart Enterprises, Inc. Supplemental Retirement and Deferred Compensation Plan) on the same basis as other executive officers.
     Section 2.6 Car Allowance. During the term of Executive’s employment hereunder, Executive shall receive a car allowance of $15,300 per year.
     Section 2.7 Health Care Allowance. During the term of Executive’s employment hereunder, Executive shall receive a health care allowance of $5,000 per year.
ARTICLE 3
TERMINATION OF EMPLOYMENT
     Section 3.1 Death. The Employee’s status as an employee shall terminate immediately and automatically upon the Employee’s death during the Employment Term.
     Section 3.2 Disability. The Employee’s status as an employee may be terminated for “Disability” as follows:
          (a) The Employee’s status as an employee shall terminate if the Employee has a disability that would entitle him to receive benefits under the Company’s long-term disability insurance policy in effect at the time either because he is Totally Disabled or Partially Disabled, as such terms are defined in such policy. Any such termination shall become effective on the first day on which the Employee is eligible to receive payments under such policy (or on the first day that he would be so eligible, if he had applied timely for such payments).
          (b) If the Company has no long-term disability plan in effect, if (i) the Employee is rendered incapable because of physical or mental illness of satisfactorily discharging his duties and responsibilities under this Agreement for a period of 90 consecutive days and (ii) a duly qualified physician chosen by the Company and reasonably acceptable to the Employee or his legal representatives so certifies in writing, the Board shall have the power to determine that the Employee has become disabled. If the Board makes such a determination, the Company shall have the continuing right and option, during the period that such disability continues, and by notice given in the manner provided in this Agreement, to terminate the status of Employee as an employee. Any such termination shall become effective 30 days after such notice of termination is given, unless within such 30-day period, the Employee becomes capable of rendering services of the character contemplated hereby (and a physician chosen by the Company and reasonably acceptable to the Employee or his legal representatives so certifies in writing) and the Employee in fact resumes such services.
          (c) The “Disability Effective Date” shall mean the date on which termination of employment becomes effective due to Disability.
     Section 3.3 Cause. The Company may terminate the Employee’s status as an employee for Cause. As used herein, “Cause” shall mean the Employee’s: (a) breach of this Agreement; (b) intentional failure to perform his prescribed duties; (c) unauthorized acts or omissions that could reasonably be expected to cause material financial harm to the Company or materially disrupt Company operations; (d) commission of a felony; (e) commission of an act of dishonesty (even if not a crime) resulting in the enrichment of the Employee at the expense of the Company; (f) knowing falsification or knowing attempted falsification of financial records of the Company in violation of SEC Rule 13b2-1; or (g) willful failure to follow established Company policies or procedures; provided, however, that no such termination may take place in the case of (a) through (c) or (g) above unless the Company has provided written notice to the Employee of such conduct and the Employee has failed to remedy such conduct within 10 days following receipt of such notice.
     Section 3.4 Good Reason. The Employee may terminate his status as an employee for Good Reason. As used herein, the term “Good Reason” shall mean:
          (a) The occurrence of any of the following during the Employment Term:
               (i) the assignment to the Employee of any duties or responsibilities that are inconsistent with the Employee’s status, title and position as set forth in Appendix A; provided, that following a Change of Control, if the Company is controlled by another company (directly or indirectly), Employee shall be deemed to have been assigned duties and responsibilities inconsistent with his status, title and position as set forth in Appendix A if he does not hold an equivalent position in the ultimate parent company.

               (ii) any removal of the Employee from, or any failure to reappoint or reelect the Employee to, the position set forth in Appendix A (other than in connection with the expiration of the Employment Term), except in connection with a termination of Employee’s status as an employee as permitted by this Agreement.
               (iii) the Company’s requiring the Employee to be based anywhere other than in the metropolitan area set forth in Appendix A, except for required travel in the ordinary course of the Company’s business;
          (b) any breach of this Agreement by the Company that continues for a period of 10 days after written notice thereof is given by the Employee to the Company;
          (c) the failure by the Company to obtain the assumption of its obligations under this Agreement by any successor or assign as contemplated in this Agreement; or
          (d) any purported termination by the Company of the Employee’s status as an employee for Cause that is not effected pursuant to a Notice of Termination satisfying the requirements of this Agreement.
     Section 3.5 Voluntary Termination by the Company. The Company may terminate the Employee’s status as employee for other than death, Disability or Cause.
     Section 3.6 Voluntary Termination by the Employee. The Employee may voluntarily terminate the Employee’s status as employee for other than Good Reason.
     Section 3.7 Notice of Termination. Any termination by the Company or by the Employee, shall be communicated by Notice of Termination to the other party hereto given in accordance with Article 9 Section 9.2 of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice that (a) indicates the specific termination provision in this Agreement relied upon (b) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provisions so indicated and (c) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 30 days after the giving of such notice). The failure by the Employee or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason, Disability or Cause shall not negate the effect of the notice nor waive any right of the Employee or the Company, respectively, hereunder or preclude the Employee or the Company, respectively, from asserting such fact or circumstance in enforcing the Employee’s or the Company’s rights hereunder.
     Section 3.8 Date of Termination. “Date of Termination” means (a) if Employee’s employment is terminated by reason of his death or Disability, the Date of Termination shall be the date of death of Employee or the Disability Effective Date, as the case may be, (b) if Employee’s employment is terminated by the Company for Cause, or by the Employee for Good Reason, the date of delivery of the Notice of Termination or any later date specified therein (which date shall not be more than 30 days after the giving of such notice) as the case may be, (c) if the Employee’s employment is terminated by the Company for reasons other than death, Disability or Cause, the Date of Termination shall be the date on which the Company notifies the

Employee of such termination or any later date specified therein, and (d) if the Employee’s employment is terminated voluntarily by the Employee for reasons other than Good Reason, the Date of Termination shall be the date on which the Employee notifies the Company of such termination or any later date specified therein (which date shall not be later than 30 days after the giving of such notice) as the case may be.
ARTICLE 4
OBLIGATIONS UPON TERMINATION
     Section 4.1 Separation from Service. No payments or benefits provided herein that are paid because of a termination of employment under circumstances described herein shall be paid, unless such termination of employment also constitutes a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended and the regulations and guidance issued thereunder (“Section 409A”).
     Section 4.2 Death. If the Employee’s status as an employee is terminated by reason of the Employee’s death, this Agreement shall terminate without further obligation to the Employee’s legal representatives under this Agreement, other than the obligation to pay accrued salary through the Date of Termination and to make any payments due pursuant to employee benefit plans maintained by the Company or its subsidiaries.
     Section 4.3 Disability. If Employee’s status as an employee is terminated by reason of Employee’s Disability, this Agreement shall terminate without further obligation to the Employee, other than the obligation to pay accrued salary through the Date of Termination and to make any payments due pursuant to employee benefit plans maintained by the Company or its subsidiaries.
     Section 4.4 Termination by the Company for Reasons other than Death, Disability or Cause; Termination by the Employee for Good Reason. If the Company terminates the Employee’s status as an employee for reasons other than death, Disability or Cause, or the Employee terminates his employment for Good Reason, then, except as provided in Section 5.4, the Company shall pay to the Employee an amount equal to a single year’s Base Salary in effect at the Date of Termination, payable over a two-year period as follows: beginning on the first regular payroll date that is at least six months after the Date of Termination, the Employee shall be paid one-fourth of a single year’s Base Salary, and the remaining three-fourths shall be paid in equal installments on the Company’s regular bi-weekly payroll dates over the following 18 months; provided, however, that if the Employee is not a “specified employee” under Section 409A on the Date of Termination, such payments shall begin on the first regular payroll date of the Company following the Date of Termination and shall be made in equal installments on each of such payroll dates over the following 24 months.
     Section 4.5 Cause. If the Employee’s status as an employee is terminated by the Company for Cause, this Agreement shall terminate without further obligation to the Employee other than for accrued salary through the Date of Termination, obligations imposed by law and obligations imposed pursuant to any employee benefit plan maintained by the Company or its subsidiaries.

     Section 4.6 Resignation from Board of Directors. If Employee is a director of the Company and his employment is terminated for any reason other than death, the Employee shall, if requested by the Company, immediately resign as a director of the Company. If such resignation is not received when so requested, the Employee shall forfeit any right to receive any payments pursuant to this Agreement.
     Section 4.7 No Acceleration of Payments. No acceleration of payments and benefits provided for herein shall be permitted, except that the Company may accelerate payment, if permitted under the regulations under Section 409A.
ARTICLE 5
CHANGE OF CONTROL
     Section 5.1 In the event a Change of Control occurs during the Employment Term, then the provisions of this Article 5 shall be applicable.
     Section 5.2 “Change of Control” means:
          (a) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 30% of the outstanding shares of the Company’s Class A Common Stock, no par value per share (the “Common Stock”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control:
               (i) any acquisition of Common Stock directly from the Company,
               (ii) any acquisition of Common Stock by the Company,
               (iii) any acquisition of Common Stock by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or
               (iv) any acquisition of Common Stock by any corporation pursuant to a transaction that complies with clauses (i), (ii) and (iii) of subsection (c) of this Section 5.2; or
          (b) individuals who, as of the date of this Agreement constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date of this Agreement whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered a member of the Incumbent Board, unless such individual’s initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Incumbent Board; or

          (c) consummation of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination,
               (i) all or substantially all of the individuals and entities who were the beneficial owners of the Company’s outstanding common stock and the Company’s voting securities entitled to vote generally in the election of directors immediately prior to such Business Combination have direct or indirect beneficial ownership, respectively, of 50% or more of the then outstanding shares of common stock, and 50% or more of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, of the corporation resulting from such Business Combination (which, for purposes of this paragraph (i) and paragraphs (ii) and (iii), shall include a corporation which as a result of such transaction controls the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), and
               (ii) except to the extent that such ownership existed prior to the Business Combination, no person (excluding any corporation resulting from such Business Combination or any employee benefit plan or related trust of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of the then outstanding shares of common stock of the corporation resulting from such Business Combination or 20% or more of the combined voting power of the then outstanding voting securities of such corporation, and
               (iii) at least 50% of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or
          (d) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.
     Section 5.3 (a) Upon a Change of Control, the Employment Term shall automatically continue following such Change of Control for a period equal to the then remaining Employment Term or two years, whichever period is longer, subject to any earlier termination of Employee’s status as an employee pursuant to this Agreement.
          (b) For any fiscal year ending during the two-year period following a Change of Control during which entire year the Employee remains employed, the Employee shall be awarded an annual bonus in cash at least equal to the average Bonus paid to the Employee for the last three completed fiscal years prior to the Change of Control (the “Minimum Bonus”). The Minimum Bonus shall be paid no later than 2 1/2 months following the end of the fiscal year for which the Minimum Bonus is awarded, unless the Employee shall have elected to defer the receipt of such Minimum Bonus in accordance with procedures established by the Company.
     Section 5.4 (a) If, on or within two years following a Change of Control, the Company terminates Employee’s employment for reasons other than death, Disability or Cause or Employee terminates his employment for Good Reason, then at the times provided in Section 5.4(b),
               (i) instead of the payments provided in Section 4.4, Employee shall receive from the Company an amount equal to two times the sum of the Employee’s Base Salary in effect at the Date of Termination; and
               (ii) the Company shall pay to the Employee an amount calculated by multiplying the Minimum Bonus by the fraction obtained by dividing the number of days from the beginning of the fiscal year in which the Date of Termination occurs through the Date of Termination by 365; provided, however, that, if the Employee has in effect a 401(k) plan or non-qualified deferred compensation plan deferral election with respect to any percentage of the annual bonus which would otherwise become payable with respect to the fiscal year in which the Date of Termination occurs, such payment shall be reduced by an amount equal to such percentage times the payment (which reduction amount shall be deferred in accordance with such election).
          (b) (i) If the Change of Control also constitutes a change in ownership or effective control of the Company or a change in ownership of a substantial portion of the Company’s assets under Section 409A (a “409A Change of Control”), the payments provided in this Section 5.4 shall be made on the first regular payroll date that is at least six months after the Date of Termination; provided, however, that if Employee is not a “specified employee” under Section 409A on the Date of Termination, such payment shall be made 10 business days following the Date of Termination. If the Change of Control does not also constitute a 409A Change of Control, the payments shall be made over a two-year period as follows: beginning on the first regular payroll date that is at least six months after the Date of Termination, the Employee shall be paid one-fourth of the total amount due under this Section 5.4, and the remaining three-fourths shall be paid in equal installments on the Company’s regular bi-weekly payroll dates over the following 18 months; provided, however, that if the Employee is not a “specified employee” under Section 409A on the Date of Termination, such payments shall begin on the first regular payroll date of the Company following the Date of Termination and shall be made in equal installments on each of such payroll dates over the following 24 months.
               (ii) If the payments to be made under Section 5.4 are not required to be made in full within 10 business days following the Date of Termination, the Company and any successor through merger or otherwise shall contribute cash within 10 business days following the Date of Termination to a rabbi trust for the Employee’s benefit in an amount equal to the total of the unpaid amounts to which the Employee is entitled hereunder. Payout from such rabbi trust shall be made as provided in Section 5.4(b)(i).
     Section 5.5 All stock options and restricted stock previously granted to the Executive shall vest upon a change of control of the Company as provided in the applicable stock incentive plan and award agreement.

ARTICLE 6
NONDISCLOSURE, NONCOMPETITION AND PROPRIETARY RIGHTS
     Section 6.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
          (a) “Confidential Information” means any information, knowledge or data of any nature and in any form (including information that is electronically transmitted or stored on any form of magnetic or electronic storage media) relating to the past, current or prospective business or operations of the Company and its subsidiaries, that at the time or times concerned is not generally known to persons engaged in businesses similar to those conducted or contemplated by the Company and its subsidiaries (other than information known by such persons through a violation of an obligation of confidentiality to the Company), whether produced by the Company and its subsidiaries or any of their consultants, agents or independent contractors or by Employee, and whether or not marked confidential, including without limitation information relating to the Company’s or its subsidiaries’ products and services, business plans, business acquisitions, joint ventures, processes, product or service research and development ideas, methods or techniques, training methods and materials, and other operational methods or techniques, quality assurance procedures or standards, operating procedures, files, plans, specifications, proposals, drawings, charts, graphs, support data, trade secrets, supplier lists, supplier information, purchasing methods or practices, distribution and selling activities, consultants’ reports, marketing and engineering or other technical studies, maintenance records, employment or personnel data, marketing data, strategies or techniques, financial reports, budgets, projections, cost analyses, price lists, formulae and analyses, employee lists, customer records, customer lists, customer source lists, proprietary computer software, and internal notes and memoranda relating to any of the foregoing.
          (b) “Death Care Business” means (i) the owning and operating of funeral homes and cemeteries, including combined funeral home and cemetery facilities, (ii) the offering of services and products to meet families’ funeral needs, including prearrangement, family consultation, the sale of caskets and related funeral and cemetery products and merchandise (whether at physical locations or by means of the Internet), the removal, preparation and transportation of remains, cremation, the use of funeral home facilities for visitation and worship, and related transportation services, (iii) the marketing and sale of funeral services and cemetery property or merchandise on an at-need or prearranged basis, (iv) providing, managing and administering financing arrangements (including trust funds, escrow accounts, insurance and installment sales contracts) for prearranged funeral plans and cemetery property and merchandise, (v) providing interment services, the sale (on an at-need or prearranged basis) of cemetery property including lots, lawn crypts, family and community mausoleums and related cemetery merchandise such as monuments, memorials and burial vaults, (vi) the maintenance of cemetery grounds pursuant to perpetual care contracts and laws or on a voluntary basis, and (vii) offering mausoleum design, construction and sales services.
     Section 6.2 Nondisclosure of Confidential Information. During the Employment Term, Employee shall hold in a fiduciary capacity for the benefit of the Company all Confidential Information which shall have been obtained by Employee during Employee’s employment (whether prior to or after the Agreement Date) and shall use such Confidential

Information solely within the scope of his employment with and for the exclusive benefit of the Company. For a period of five years after the Employment Term, commencing with the Date of Termination, Employee agrees (a) not to communicate, divulge or make available to any person or entity (other than the Company) any such Confidential Information, except upon the prior written authorization of the Company or as may be required by law or legal process, and (b) to deliver promptly to the Company any Confidential Information in his possession, including any duplicates thereof and any notes or other records Employee has prepared with respect thereto. In the event that the provisions of any applicable law or the order of any court would require Employee to disclose or otherwise make available any Confidential Information, Employee shall give the Company prompt prior written notice of such required disclosure and an opportunity to contest the requirement of such disclosure or apply for a protective order with respect to such Confidential Information by appropriate proceedings.
     Section 6.3 Limited Covenant Not to Compete. During the Employment Term and for a period of two years thereafter, commencing with the Date of Termination, Employee agrees that, with respect to each State of the United States or other jurisdiction, or specified portions thereof, in which the Employee regularly (a) makes contact with customers of the Company or any of its subsidiaries, (b) conducts the business of the Company or any of its subsidiaries or (c) supervises the activities of other employees of the Company or any of its subsidiaries, as identified in Appendix B attached hereto and forming a part of this Agreement, and in which the Company or any of its subsidiaries engages in the Death Care Business on the Date of Termination (collectively, the “Subject Areas”), Employee will restrict his activities within the Subject Areas as follows:
          (a) Employee will not, directly or indirectly, for himself or others, own, manage, operate, control, be employed in an executive, managerial or supervisory capacity by, consult with, or otherwise engage or participate in or allow his skill, knowledge, experience or reputation to be used in connection with, the ownership, management, operation or control of, any company or other business enterprise engaged in the Death Care Business within any of the Subject Areas; provided, however, that nothing contained herein shall prohibit Employee from making passive investments as long as Employee does not beneficially own more than 2% of the equity interests of a business enterprise engaged in the Death Care Business within any of the Subject Areas. For purposes of this paragraph, “beneficially own” shall have the same meaning ascribed to that term in Rule 13d-3 under the Exchange Act.
          (b) Employee will not call upon any customer of the Company or its subsidiaries for the purpose of soliciting, diverting or enticing away the business of such person or entity, or otherwise disrupting any previously established relationship existing between such person or entity and the Company or its subsidiaries;
          (c) Employee will not solicit, induce, influence or attempt to influence any supplier, lessor, lessee, licensor, partner, joint venturer, potential acquiree or any other person who has a business relationship with the Company or its subsidiaries, or who on the Date of Termination is engaged in discussions or negotiations to enter into a business relationship with the Company or its subsidiaries, to discontinue or reduce or limit the extent of such relationship with the Company or its subsidiaries; and

          (d) Employee will not make contact with any of the employees of the Company or its subsidiaries with whom he had contact during the course of his employment with the Company for the purpose of soliciting such employee for hire, whether as an employee or independent contractor, or otherwise disrupting such employee’s relationship with the Company or its subsidiaries.
          (e) Employee further agrees that, for a period of one year from and after the Date of Termination, Employee will not hire, on behalf of himself or any person or entity engaged in the Death Care Business with which Employee is associated, any employee of the Company or its subsidiaries as an employee or independent contractor, whether or not such engagement is solicited by Employee; provided, however, that the restriction contained in this subsection (e) shall not apply to Company employees who reside in, or are hired by Employee to perform work in, any of the Subject Areas located within the State of Arkansas.
     Employee agrees that he will from time to time upon the Company’s request promptly execute any supplement, amendment, restatement or other modification of Appendix B as may be necessary or appropriate to correctly reflect the jurisdictions which, at the time of such modification, should be covered by Appendix B and this Article 6 Section 6.3. Furthermore, Employee agrees that all references to Appendix B in this Agreement shall be deemed to refer to Appendix B as so supplemented, amended, restated or otherwise modified from time to time.
     Section 6.4 Injunctive Relief; Other Remedies. Employee acknowledges that a breach by Employee of Section 6.2 or 6.3 of this Article 6 would cause immediate and irreparable harm to the Company for which an adequate monetary remedy does not exist; hence, Employee agrees that, in the event of a breach or threatened breach by Employee of the provisions of Section 6.2 or 6.3 of this Article 6 during or after the Employment Term, the Company shall be entitled to injunctive relief restraining Employee from such violation without the necessity of proof of actual damage or the posting of any bond, except as required by non-waivable, applicable law. Nothing herein, however, shall be construed as prohibiting the Company from pursuing any other remedy at law or in equity to which the Company may be entitled under applicable law in the event of a breach or threatened breach of this Agreement by Employee, including without limitation the recovery of damages and/or costs and expenses, such as reasonable attorneys’ fees, incurred by the Company as a result of any such breach or threatened breach. In addition to the exercise of the foregoing remedies, the Company shall have the right upon the occurrence of any such breach or threatened breach to cancel any unpaid salary, bonus, commissions or reimbursements otherwise outstanding at the Date of Termination. In particular, Employee acknowledges that the payments provided under Article 4 Section 4.4 or Article 5 Section 5.4 are conditioned upon Employee fulfilling any noncompetition and nondisclosure agreements contained in this Article 6. In the event Employee shall at any time materially breach or threaten to breach any noncompetition or nondisclosure agreements contained in this Article 6, the Company may suspend or eliminate payments under Article 4 or Article 5 during the period of such breach or threatened breach. Employee acknowledges that any such suspension or elimination of payments would be an exercise of the Company’s right to suspend or terminate its performance hereunder upon Employee’s breach of this Agreement; such suspension or elimination of payments would not constitute, and should not be characterized as, the imposition of liquidated damages.

     Section 6.5 Requests for Waiver in Cases of Undue Hardship. In the event that Employee should find any of the limitations of Article 6 Section 6.3 (including without limitation the geographic restrictions of Appendix B) to impose a severe hardship on Employee’s ability to secure other employment, Employee may make a request to the Company for a waiver of the designated limitations before accepting employment that otherwise would be a breach of Employee’s promises and obligations under this Agreement. Such request must be in writing and clearly set forth the name and address of the organization with which employment is sought and the location, position and duties that Employee will be performing. The Company will consider the request and, in its sole discretion, decide whether and on what conditions to grant such waiver.
     Section 6.6 Governing Law of this Article 6; Consent to Jurisdiction. Any dispute regarding the reasonableness of the covenants and agreements set forth in this Article 6 (including Appendix B hereto), or the territorial scope or duration thereof, or the remedies available to the Company upon any breach of such covenants and agreements, shall be governed by and interpreted in accordance with the laws of the State of the United States or other jurisdiction in which the alleged prohibited competing activity or disclosure occurs, and, with respect to each such dispute, the Company and Employee each hereby irrevocably consent to the exclusive jurisdiction of the state and federal courts sitting in the relevant State (or, in the case of any jurisdiction outside the United States, the relevant courts of such jurisdiction) for resolution of such dispute, and agree to be irrevocably bound by any judgment rendered thereby in connection with such dispute, and further agree that service of process may be made upon him or it in any legal proceeding relating to this Article 6 and/or Appendix B by any means allowed under the laws of such jurisdiction. Each party irrevocably waives any objection he or it may have as to the venue of any such suit, action or proceeding brought in such a court or that such a court is an inconvenient forum.
     Section 6.7 Employee’s Understanding of this Article. Employee hereby represents to the Company that he has read and understands, and agrees to be bound by, the terms of this Article 6 (including Appendix B hereto). Employee acknowledges that the geographic scope and duration of the covenants contained in Article 6 Section 6.3 are the result of arm’s-length bargaining and are fair and reasonable in light of (i) the importance of the functions performed by Employee and the length of time it would take the Company to find and train a suitable replacement, (ii) the nature and wide geographic scope of the operations of the Company and its subsidiaries, (iii) Employee’s level of control over and contact with the business and operations of the Company and its subsidiaries in a significant number of jurisdictions where same are conducted and (iv) the fact that all facets of the Death Care Business are conducted by the Company and its subsidiaries throughout the geographic area where competition is restricted by this Agreement. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permitted under applicable law, whether now or hereafter in effect and, therefore, to the extent permitted by applicable law, the parties hereto waive any provision of applicable law that would render any provision of this Article 6 (including Appendix B hereto) invalid or unenforceable.

ARTICLE 7
EXCISE TAXES
     Section 7.1 Modified Cut-Back. (i) Notwithstanding any other provisions of this Agreement, if a Change of Control occurs during the term of this Agreement, in the event that any payment or benefit received or to be received by the Employee in connection with the Change of Control or the termination of the Employee’s employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any Person whose actions result in the Change of Control or any Person Affiliated with the Company or such Person) (all such payments and benefits, including without limitation the payments and benefits under Section 5.4(a) hereof and the acceleration of vesting of any outstanding equity awards, being hereinafter called “Total Payments”) would be subject (in whole or in part), to an excise tax imposed by section 4999 of the Code calculated as provided in Section 7.2 hereof (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of section 280G of the Code in such other plan, arrangement or agreement, the cash payments under Section 5.4(a) hereof shall first be reduced, and any noncash payments and benefits under any other plan or arrangement shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (a) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income and employment taxes on such reduced Total Payments) is greater than or equal to (b) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income and employment taxes on such Total Payments and the amount of Excise Tax to which the Employee would be subject in respect of such unreduced Total Payments); provided, however, that the Employee shall have the right to elect to have the noncash payments and benefits under any other plan or arrangement reduced (or eliminated) prior to any reduction of the cash payments under Section 5.4(a) hereof.
               (ii) If there is a reduction in the Total Payments as described in Section 7.1(i), the amount of such reduction shall be distributed by the Compensation Committee of the Board of Directors of the Company to other officers of the Company who served as officers of the Company at the time of the Change of Control. The Employee may make recommendations as to the recipients of any payments hereunder and the amount to be received by each, but the determination of the recipients and the amounts to be received by each shall be in the sole discretion of the Compensation Committee of the Board of Directors of the Company.
     Section 7.2 Calculation. For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which the Employee shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) the Code shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which, in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to the Employee and selected by the accounting firm (the “Auditor”) which was, immediately prior to the Change of Control, the Company’s independent auditor, does not constitute a “parachute payment” within the meaning of section 280G(b)(2)of the Code (including amounts allocated to any non-compete agreement and amounts excluded from the definition of “parachute payment” by reason of section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which in the opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered, within the meaning of section 280G(b)(4)(B) of the Code, in excess of the “Base Amount” (within the meaning set forth in section 280G(b)(3) of the Code) allocable to such reasonable compensation, and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Auditor in accordance with the principles of sections 280G(d)(3) and (4) of the Code.
     Section 7.3 Statement of Calculation. At the time that payments are made under this Agreement, the Company shall provide the Employee with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including, without limitation, any opinions or other advice the Company has received from Tax Counsel, the Auditor or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement).
     Section 7.4 Definitions. For purposes of this Article 7, the following terms shall have the definitions provided below:
     (a) “Affiliate” (and variants thereof) shall mean a Person that controls, or is controlled by, or is under common control with, another specified Person, either directly or indirectly.
     (b) “Person” shall mean a natural person or company, and shall also mean the group or syndicate created when two or more Persons act as a syndicate or other group (including, without limitation, a partnership or limited partnership) for the purpose of acquiring, holding, or disposing of a security, except that “Person” shall not include an underwriter temporarily holding a security pursuant to an offering of the security.
ARTICLE 8
ARBITRATION
     Section 8.1 Binding Agreement to Arbitrate. Any claim or controversy arising out of any provision of this Agreement (other than Article 6 hereof), or the breach or alleged breach of any such provision, shall be settled by arbitration administered by the American Arbitration Association (the “AAA”) under its National Rules for the Resolution of Employment Disputes (the “Rules”), and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.
     Section 8.2 Selection and Qualifications of Arbitrators. If no party to the arbitration makes a claim in excess of $1.0 million, exclusive of interest and attorneys’ fees, the proceedings shall be conducted before a single neutral arbitrator selected in accordance with the Rules. If any party makes a claim that exceeds $1.0 million, the proceedings shall be conducted before a panel of three neutral arbitrators, one of whom shall be selected by each party within 15 days after commencement of the proceeding and the third of whom shall be selected by the first two arbitrators within 10 days after their appointment. If the two arbitrators selected by the parties are unable or fail to agree on the third arbitrator, the third arbitrator shall be selected by the AAA. Each arbitrator shall be a member of the bar of the State of Louisiana and actively engaged in the practice of employment law for at least 15 years.

     Section 8.3 Location of Proceedings. The place of arbitration shall be New Orleans, Louisiana.
     Section 8.4 Remedies. Any award in an arbitration initiated under this Article 8 shall be limited to actual monetary damages, including if determined appropriate by the arbitrator(s) an award of costs and fees to the prevailing party. “Costs and fees” mean all reasonable pre-award expenses of the arbitration, including arbitrator’s fees, administrative fees, travel expenses, out-of-pocket expenses such as copying, telephone, witness fees and attorneys’ fees. The arbitrator(s) will have no authority to award consequential, punitive or other damages not measured by the prevailing party’s actual damages, except as may be required by statute.
     Section 8.5 Opinion. The award of the arbitrators shall be in writing, shall be signed by a majority of the arbitrators, and shall include findings of fact and a statement of the reasons for the disposition of any claim.
ARTICLE 9
MISCELLANEOUS
     Section 9.1 Binding Effect.
          (a) This Agreement shall be binding upon and inure to the benefit of the Company and any of its successors or assigns.
          (b) This Agreement is personal to the Employee and shall not be assignable by the Employee without the consent of the Company (there being no obligation to give such consent) other than such rights or benefits as are transferred by will or the laws of descent and distribution.
          (c) The Company shall require any successor to or assignee of (whether direct or indirect, by purchase, merger, consolidation or otherwise) all or substantially all of the assets or businesses of the Company (i) to assume unconditionally and expressly this Agreement and (ii) to agree to perform all of the obligations under this Agreement in the same manner and to the same extent as would have been required of the Company had no assignment or succession occurred, such assumption to be set forth in a writing reasonably satisfactory to the Employee. In the event of any such assignment or succession, the term “Company” as used in this Agreement shall refer also to such successor or assign.
     Section 9.2 Notices. All notices hereunder must be in writing and shall be deemed to have been given upon receipt of delivery by: (a) hand (against a receipt therefor), (b) certified or registered mail, postage prepaid, return receipt requested, (c) a nationally recognized overnight courier service (against a receipt therefor) or (d) telecopy transmission with confirmation of receipt. All such notices must be addressed as follows:
If to the Company, to:

Stewart Enterprises, Inc.
1333 South Clearview Parkway
Jefferson, LA 70121

Attn:	Chairman of the Compensation Committee of the Board of Directors

If to the Employee, to:

Thomas M. Kitchen
229 E. William David Pkwy.
Metairie, LA 70005
     or such other address as to which any party hereto may have notified the other in writing.
     Section 9.3 Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the internal laws of the State of Louisiana without regard to principles of conflict of laws, except as expressly provided in Article 6 Section 6.6 above with respect to the resolution of disputes arising under, or the Company’s enforcement of, Article 6 of this Agreement.
     Section 9.4 Withholding. The Employee agrees that the Company has the right to withhold, from the amounts payable pursuant to this Agreement, all amounts required to be withheld under applicable income and/or employment tax laws, or as otherwise stated in documents granting rights that are affected by this Agreement.
     Section 9.5 Severability. If any term or provision of this Agreement (including without limitation those contained in Appendix B), or the application thereof to any person or circumstance, shall at any time or to any extent be invalid, illegal or unenforceable in any respect as written, Employee and the Company intend for any court construing this Agreement to modify or limit such provision temporally, spatially or otherwise so as to render it valid and enforceable to the fullest extent allowed by law. Any such provision that is not susceptible of such reformation shall be ignored so as to not affect any other term or provision hereof, and the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable, shall not be affected thereby and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.
     Section 9.6 Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach thereof.
     Section 9.7 Remedies Not Exclusive. Except as provided in Article 8 hereof, no remedy specified herein shall be deemed to be such party’s exclusive remedy, and accordingly, in addition to all of the rights and remedies provided for in this Agreement, the parties shall have all other rights and remedies provided to them by applicable law, rule or regulation.
     Section 9.8 Company’s Reservation of Rights. Employee acknowledges and understands that the Employee serves at the pleasure of the Board and that the Company has the right at any time to terminate Employee’s status as an employee of the Company, subject to the rights of the Employee to claim the benefits conferred by this Agreement.

     Section 9.9 JURY TRIAL WAIVER. THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING TO WHICH THEY ARE PARTIES INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT.
     Section 9.10 Survival. The rights and obligations of the Company and Employee contained in Article 6 of this Agreement shall survive the termination of the Agreement. Following the Date of Termination, each party shall have the right to enforce all rights, and shall be bound by all obligations, of such party that are continuing rights and obligations under this Agreement.
     Section 9.11 Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended orally, but only by an agreement in writing by the parties hereto.
     Section 9.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
     Section 9.13 Section 409A of the Internal Revenue Code. This Agreement is intended to comply with Section 409A and shall be construed accordingly.

     IN WITNESS WHEREOF, the Company and the Employee have caused this Agreement to be executed effective on February 24, 2011.

STEWART ENTERPRISES, INC.
By:
James W. McFarland
Compensation Committee Chairman

EMPLOYEE:

Thomas M. Kitchen

Appendix A to Employment Agreement
Between Stewart Enterprises, Inc.
and
Thomas M. Kitchen
Base Salary, Bonus Compensation and Benefits
1.	Employee’s title(s) shall be President and Chief Executive Officer, and Employee’s principal work location shall be the New Orleans, Louisiana metropolitan area. Employee’s Base Salary shall be $600,000.
2.	Employee shall be eligible to receive a maximum Bonus of 160% of his Base Salary. The Company may elect to pay a portion of the Bonus in Class A common stock.
3. Employee is expected to comply with the Company’s Executive Stock Ownership Policy.

Agreed to and accepted:

STEWART ENTERPRISES, INC.

Effective Date: February 24, 2011	By:

James W. McFarland Compensation Committee Chairman

EMPLOYEE

Effective Date: February 24, 2011

Thomas M. Kitchen

A-1

Appendix B to Employment Agreement
between Stewart Enterprises, Inc.
and
Thomas M. Kitchen
Jurisdiction In Which Competition
Is Restricted As Provided
In Article 6 Section 6.3
A.	States and Territories of the United States:

1)	Louisiana— The following parishes in the State of Louisiana:

Orleans, St. Bernard, St. Tammany, Plaquemines, Jefferson, St. Charles, Tangipahoa

as well as any other parishes in the State of Louisiana in which the Employee regularly (a) makes contact with customers of the Company or any of its subsidiaries, (b) conducts the business of the Company or any of its subsidiaries or (c) supervises the activities of other employees of the Company or any of its subsidiaries as of the Date of Termination.

2)	Florida— The following counties in the State of Florida:

Seminole, Dade, Hillsborough, Duval, Orange, Pinellas, Indian River, Palm Beach, Volusia, Lake, Brevard, Broward, Monroe, Collier, Pasco, Manatee, Polk, Hardee, Nassau, Baker, Clay, St. Johns, St. Lucie, Osceola, Ockeechobee, Martin, Hendry, Marion, Alachua, Putnam, Levy, Hernando, Citrus, Sumter, Sarasota, DeSoto, Charlotte, Glades

as well as any other counties in the State of Florida in which the Employee regularly (a) makes contact with customers of the Company or any of its subsidiaries, (b) conducts the business of the Company or any of its subsidiaries or (c) supervises the activities of other employees of the Company or any of its subsidiaries as of the Date of Termination.

3)	Texas— The following counties in the State of Texas:

Kaufman, Dallas, Collin, Tarrant, Lamar, Harris, Denton, Johnson, Rockwall, Brazoria, Henderson, Van Zandt, Hunt, Ellis, Fannin, Wise, Parker, Red River, Delta, Galveston, Ft. Bend, Waller, Montgomery, Liberty, Chambers, Hood, Bosque, Hill, Matagorda, Franklin, Wharton, Somervell

as well as any other counties in the State of Texas in which the Employee regularly (a) makes contact with customers of the Company or any of its subsidiaries, (b) conducts the business of the Company or any of its subsidiaries or (c) supervises the activities of other employees of the Company or any of its subsidiaries as of the Date of Termination.

4)	Maryland— The following counties in the State of Maryland:

Baltimore, Baltimore City, Howard, Prince George’s, Anne Arundel, Montgomery, Carroll, Frederick, Harford, Calvert, Charles, Wicomico, Worcester, Somerset, Dorchester, Washington

as well as any other counties in the State of Maryland in which the Employee regularly (a) makes contact with customers of the Company or any of its subsidiaries, (b) conducts the business of the Company or any of its subsidiaries or (c) supervises the activities of other employees of the Company or any of its subsidiaries as of the Date of Termination.

5)	Virginia— The following counties in the State of Virginia:

Chesterfield, Roanoke, Rockingham, Fairfax, Tazewell, Goochland, Pulaski, Albemarle, Hanover, Henrico, Dinwiddie, Amelia, Powhatan, Charles City, Prince George, Bedford, Montgomery, Franklin, Botetourt, Craig, Floyd, Augusta, Shenandoah, Page, Greene, Prince William, Bland, Russell, Fluvanna, Louisa, Wythe, Giles, Carroll, Orange, Buckingham, Nelson, King William, New Kent, Spotsylvania, Caroline, Buchanan, Loudoun, Arlington, Scott, Washington, Richmond, Smythe, Frederick, Clarke

as well as any other counties in the State of Virginia in which the Employee regularly (a) makes contact with customers of the Company or any of its subsidiaries, (b) conducts the business of the Company or any of its subsidiaries or (c) supervises the activities of other employees of the Company or any of its subsidiaries as of the Date of Termination.

6)	West Virginia— The following counties in the State of West Virginia:

Raleigh, Kanawha, Fayette, Berkeley, Boone, Summers, Wyoming, Clay, Lincoln, Jackson, Putnam, Roane, Greenbrier, Nicholas, Logan, Wayne, McDowell, Morgan, Jefferson, Mercer, Mingo, Cabell, Mason, Fayetteville

as well as any other counties in the State of West Virginia in which the Employee regularly (a) makes contact with customers of the Company or any of its subsidiaries, (b) conducts the business of the Company or any of its subsidiaries or (c) supervises the activities of other employees of the Company or any of its subsidiaries as of the Date of Termination.

7)	Puerto Rico— The following towns in the Commonwealth of Puerto Rico:

Canovanas, Carolina, Mayaguez, Yauco, Bayamón, San Juan, Ponce, Caguas, Humacao, San Juan District, Loiza, Juncos, Gurabo, Trujillo Alto, Guaynabo, Cataño, Juana Díaz, Jayuya, Peñuelas, Adjuntas, Utuado, Cayey, San Lorenzo, Patillas, Coamo, Guayama, Cidra, Águas Buenas, Hormigueros, San German, Maricao, Las Marías, Anasco, Comerio, Toa Baja, Toa Alta, Río Grande, Las Piedras, Guanica, Guayanilla, Sabana Grande, Lares, Naguaba, Yabucoa,

as well as any other towns in the Commonwealth of Puerto Rico in which the Employee regularly (a) makes contact with customers of the Company or any of its subsidiaries, (b) conducts the business of the Company or any of its subsidiaries or (c) supervises the activities of other employees of the Company or any of its subsidiaries as of the Date of Termination.

8)	North Carolina— The following counties in the State of North Carolina:

Catawba, Wilson, Guilford, Haywood, Johnston, Wake, Nash, Iredell, Burke, Caldwell, Lincoln, Alexander, Cleveland, Greene, Wayne, Edgecombe, Pitt, Davidson, Randolph, Forsyth, Stokes, Rockingham, Caswell, Alamance, Jackson, Buncombe, Henderson, Transylvania, Swain, Madison, Sampson, Franklin, Durham, Harnett, Granville, Chatham, Alleghany, Surry, Ashe, Watauga, Yadkin, Pamilco, Halifax, Warren, Carteret, Jones, Lenoir, Beaufort, Vance, Lee, Moore, Cumberland, Davie

as well as any other counties in the State of North Carolina in which the Employee regularly (a) makes contact with customers of the Company or any of its subsidiaries, (b) conducts the business of the Company or any of its subsidiaries or (c) supervises the activities of other employees of the Company or any of its subsidiaries as of the Date of Termination.

9)	South Carolina— The following counties in the State of South Carolina:

Greenville, Charleston, Aiken, Pickens, Laurens, Spartanburg, Anderson, Abbeville, Berkeley, Dorchester, Colleton, Edgefield, Saluda, Lexington, Orangeburg, Barnwell, Richland, Fairfield, Kershaw, Sumter, Calhoun, Newberry, Oconee, Georgetown

as well as any other counties in the State of South Carolina in which the Employee regularly (a) makes contact with customers of the Company or any of its subsidiaries, (b) conducts the business of the Company or any of its subsidiaries or (c) supervises the activities of other employees of the Company or any of its subsidiaries as of the Date of Termination.

10)	Tennessee— The following counties in the State of Tennessee:

Davidson, Sumner, Robertson, Knox, Sullivan, Sevier, Wilson, Rutherford, Williamson, Cheatham, Trousdale, Macon, Jefferson, Grainger, Union, Anderson, Loudon, Blount, Roane, Greene, Washington, Carter, Johnson, Hawkins, Cocke, Cannon, Dekalb, Smith, Hamblen, Unicoi, Giles, Lincoln, Cooke, Kingsport

as well as any other counties in the State of Tennessee in which the Employee regularly (a) makes contact with customers of the Company or any of its subsidiaries, (b) conducts the business of the Company or any of its subsidiaries or (c) supervises the activities of other employees of the Company or any of its subsidiaries as of the Date of Termination.

11)	Arkansas— The following counties in the State of Arkansas:

Saline, Pulaski, Hot Spring, Garland, Perry, Grant, Lonoke, Jefferson, Faulkner, Dallas, Clark, Montgomery, Van Buren, Cleburne, Conway, Ouachita

as well as any other counties in the State of Arkansas in which the Employee regularly (a) makes contact with customers of the Company or any of its subsidiaries, (b) conducts the business of the Company or any of its subsidiaries or (c) supervises the activities of other employees of the Company or any of its subsidiaries as of the Date of Termination.

12)	Georgia— The following counties in the State of Georgia:

Cobb, Cherokee, Henry, Dekalb, Fulton, Douglas, Paulding, Bartow, Pickens, Forsyth, Dawson, Gordon, Clayton, Rockdale, Newton, Butts, Spalding, Gwinnett, Fayette, Coweta, Carroll, Richmond

as well as any other counties in the State of Georgia in which the Employee regularly (a) makes contact with customers of the Company or any of its subsidiaries, (b) conducts the business of the Company or any of its subsidiaries or (c) supervises the activities of other employees of the Company or any of its subsidiaries as of the Date of Termination.

13)	Alabama— The following counties in the State of Alabama:

Mobile, Madison, Baldwin, Monroe, Washington, Jackson, Marshall, Morgan, Limestone, Clarke, Elmore, Montgomery, Macon, Coosa, Tallapoosa, Autauga, Chilton, Walker, Jefferson, Blount, Cullman, Winston, Tuscaloosa, Fayette, Marion, Wilcox, Marengo, Choctaw, Bibb, Talladega, St. Clair, Shelby, Perry, Hale

as well as any other counties in the State of Alabama in which the Employee regularly (a) makes contact with customers of the Company or any of its subsidiaries, (b) conducts the business of the Company or any of its subsidiaries or (c) supervises the activities of other employees of the Company or any of its subsidiaries as of the Date of Termination.

14)	Mississippi— The following counties in the State of Mississippi:

Hinds, Madison, Rankin, Simpson, Copiah, Claiborne, Warren, Yazoo, Jackson, George

as well as any other counties in the State of Mississippi in which the Employee regularly (a) makes contact with customers of the Company or any of its subsidiaries, (b) conducts the business of the Company or any of its subsidiaries or (c) supervises the activities of other employees of the Company or any of its subsidiaries as of the Date of Termination.

15)	Pennsylvania— The following counties in the State of Pennsylvania:

Montgomery, Philadelphia, Bucks, Delaware, Chester, Berks, Lehigh, Northampton, York

as well as any other counties in the State of Pennsylvania in which the Employee regularly (a) makes contact with customers of the Company or any of its subsidiaries, (b) conducts the business of the Company or any of its subsidiaries or (c) supervises the activities of other employees of the Company or any of its subsidiaries as of the Date of Termination.

16)	Kentucky— The following counties in the State of Kentucky:

Pike, Martin, Floyd, Knott, Letcher, Allen

as well as any other counties in the State of Kentucky in which the Employee regularly (a) makes contact with customers of the Company or any of its subsidiaries, (b) conducts the business of the Company or any of its subsidiaries or (c) supervises the activities of other employees of the Company or any of its subsidiaries as of the Date of Termination.

17)	The District of Columbia

18)	Kansas— The following counties in the State of Kansas:

Douglas, Leavenworth, Johnson, Miami, Franklin, Wyandotte, Sedgwick, Cowley, Sumner, Butler, Harvey, Reno, Kingman

as well as any other counties in the State of Kansas in which the Employee regularly (a) makes contact with customers of the Company or any of its subsidiaries, (b) conducts the business of the Company or any of its subsidiaries or (c) supervises the activities of other employees of the Company or any of its subsidiaries as of the Date of Termination.

19)	Missouri— The following counties in the State of Missouri:

Boone, Audrain, Callaway, Cole, Cooper, Howard, Moniteau, Randolph, Jackson, Lafayette, Johnson, Cass, Clay, Ray, Platte, Clinton, Morgan, Pettis, Saline, Carroll

as well as any other counties in the State of Missouri in which the Employee regularly (a) makes contact with customers of the Company or any of its subsidiaries, (b) conducts the business of the Company or any of its subsidiaries or (c) supervises the activities of other employees of the Company or any of its subsidiaries as of the Date of Termination.

20)	Nebraska— The following counties in the State of Nebraska:

Lancaster, Otoe, Sarpy, Gage, Saline, Seward, Saunders, Cass, Butler, Douglas, Washington, Dodge, Johnson

as well as any other counties in the State of Nebraska in which the Employee regularly (a) makes contact with customers of the Company or any of its subsidiaries, (b) conducts the business of the Company or any of its subsidiaries or (c) supervises the activities of other employees of the Company or any of its subsidiaries as of the Date of Termination.

Employee and the Company agree that, throughout the Employment Term, Employee shall comply with all of the requirements and restrictions set forth in Article 7 of the Agreement of which this Appendix B forms a part; however, Employee and the Company agree that, notwithstanding anything to the contrary contained in Article 7, Section 3 of the Agreement, Employee shall be required to restrict his post-employment activities in the State of Nebraska only to: (i) complying with the restrictions set forth in Article 7, Section 2 of the Agreement and (ii) refraining from calling upon any customer of the Company or its subsidiaries with whom Employee has done business and/or had personal contact for the purpose of soliciting, diverting or enticing away the business of such person or entity, or otherwise disrupting any previously established relationship existing between such person or entity and the Company or its subsidiaries. The parties hereby acknowledge and agree that this modification to the restrictions of Article 7, Section 7.3 as they relate to post-employment competition in the State of Nebraska is being entered into solely to comply with the limitations provided in Nebraska law on the extent to which non-competition agreements may be enforced. This modification does not reflect the parties’ agreement as to the extent of the limitations upon competition necessary to protect the legitimate interests of the Company; rather, the provisions of Article 7 of the Agreement reflect such agreement.

21)	Iowa— The following county in the State of Iowa:

Polk, Jasper, Marion, Warren, Madison, Dallas, Story, Boone, Pottawattamie

as well as any other counties in the State of Iowa in which the Employee regularly (a) makes contact with customers of the Company or any of its subsidiaries, (b) conducts the business of the Company or any of its subsidiaries or (c) supervises the activities of other employees of the Company or any of its subsidiaries as of the Date of Termination.

22)	Nevada— The following counties in the State of Nevada:

Clark, Washoe, Douglas, Carson City

as well as any other counties in the State of Nevada in which the Employee regularly (a) makes contact with customers of the Company or any of its subsidiaries, (b) conducts the business of the Company or any of its subsidiaries or (c) supervises the activities of other employees of the Company or any of its subsidiaries as of the Date of Termination.

23)	Arizona— The following counties in the State of Arizona:

Mohave, La Paz

as well as any other counties in the State of Arizona in which the Employee regularly (a) makes contact with customers of the Company or any of its subsidiaries, (b) conducts the business of the Company or any of its subsidiaries or (c) supervises the activities of other employees of the Company or any of its subsidiaries as of the Date of Termination.

24)	Oregon— The following counties in the State of Oregon:

Josephine, Washington, Douglas, Curry, Jackson, Klamath, Clatsop, Columbia, Multnomah, Clackamas, Yamhill, Tillamook

as well as any other counties in the State of Oregon in which the Employee regularly (a) makes contact with customers of the Company or any of its subsidiaries, (b) conducts the business of the Company or any of its subsidiaries or (c) supervises the activities of other employees of the Company or any of its subsidiaries as of the Date of Termination.

25)	California— The following counties in the State of California:

Glenn, Plumas, Sutter, Yuba, Colusa, Tehama, Fresno, San Mateo, Contra Costa, San Joaquin, Stanislaus, Santa Clara, Mariposa, Orange, San Bernardino, Kern, Ventura, Inyo, Riverside, Los Angeles, Monterey, Kings, Santa Barbara, Madera, Tulare, San Benito, Merced, San Luis Obispo, Nevada, Alameda, Sacramento, El Dorado, Amador, Yolo, Solano, San Diego, Imperial, Sonoma, Napa, Lake, Marin, Santa Cruz, Calaveras, Placer, Butte, Mendocino, San Francisco, Mono, Tuolumne, Del Norte, Siskiyou

as well as any other counties in the State of California in which the Employee regularly (a) makes contact with customers of the Company or any of its subsidiaries, (b) conducts the business of the Company or any of its subsidiaries or (c) supervises the activities of other employees of the Company or any of its subsidiaries as of the Date of Termination.

Employee and the Company agree that, throughout the Employment Term, Employee shall comply with all of the requirements and restrictions set forth in Article 7 of the Agreement of which this Appendix B forms a part; however, Employee and the Company agree that, notwithstanding anything to the contrary contained in Article 7, Section 7.2 or 7.3 of the Agreement, Employee shall be required to restrict his post-employment activities in the State of California only to: (i) complying with the restrictions set forth in Article 7, Section 7.2 of the Agreement to the extent that Confidential Information constitutes a trade secret under California law and (ii) complying with the restrictions set forth in Article 7, Sections 7.3(c) and 7.3(d) of the Agreement. The parties hereby acknowledge and agree that these modifications to the restrictions of Article 7, Sections 7.2 and 7.3 as they relate to post-employment disclosure and competition in the State of California are being entered into solely to comply with the limitations provided in California law on the extent to which nondisclosure and noncompetition agreements may be enforced. These modifications do not reflect the parties’ agreement as to the extent of the limitations upon disclosure and competition necessary to protect the legitimate interests of the Company; rather, the provisions of Article 7 of the Agreement reflect such agreement.

27.	Illinois— The following counties in the State of Illinois:

Cook, Lake, McHenry, Kane, DuPage, Will

as well as any other counties in the State of Illinois in which the Employee regularly (a) makes contact with customers of the Company or any of its subsidiaries, (b) conducts the business of the Company or any of its subsidiaries or (c) supervises the activities of other employees of the Company or any of its subsidiaries as of the Date of Termination.

28.	Washington— The following counties in the State of Washington:

King, Snohomish, Kittitas, Pierce, Kitsap, Skagit, Chelan, Island

as well as any other counties in the State of Washington in which the Employee regularly (a) makes contact with customers of the Company or any of its subsidiaries, (b) conducts the business of the Company or any of its subsidiaries or (c) supervises the activities of other employees of the Company or any of its subsidiaries as of the Date of Termination.

29.	Wisconsin— The following counties in the State of Wisconsin:

Waukesha, Dodge, Ozaukee, Jefferson, Washington, Racine, Walworth, Milwaukee, Winnebago, Fond du Lac, Green Lake, Calumet, Waushara, Outagamie, Waupaca, Kenosha, Brown, Shawano, Oconte, Kewaunee

as well as any other counties in the State of Wisconsin in which the Employee regularly (a) makes contact with customers of the Company or any of its subsidiaries, (b) conducts the business of the Company or any of its subsidiaries or (c) supervises the activities of other employees of the Company or any of its subsidiaries as of the Date of Termination.

30.	Ohio— The following counties in the State of Ohio:

Monroe, Harrison, Noble, Belmont, Licking, Jefferson, Guernsey, Fairfield, Muskingum, Perry, Knox, Delaware, Franklin, Coshocton

as well as any other counties in the State of Ohio in which the Employee regularly (a) makes contact with customers of the Company or any of its subsidiaries, (b) conducts the business of the Company or any of its subsidiaries or (c) supervises the activities of other employees of the Company or any of its subsidiaries as of the Date of Termination.

31.	New Jersey— The following counties in the State of New Jersey:

Burlington, Mercer, Hunterdon

as well as any other counties in the State of New Jersey in which the Employee regularly (a) makes contact with customers of the Company or any of its subsidiaries, (b) conducts the business of the Company or any of its subsidiaries or (c) supervises the activities of other employees of the Company or any of its subsidiaries as of the Date of Termination.

B.	Acknowledgment

The Company and Employee acknowledge that Employee’s voluntary compliance with Article 6, Sections 6.2 and 6.3 constitutes a significant part of the consideration for the Company’s agreement to make the payments specified in Article 4 and 5. Therefore, the Company and Employee acknowledge that it is the intent of this Agreement that if Employee engages in conduct described as prohibited conduct in Article 6 Section 6.2 or 6.3, the Company may suspend or eliminate payments under Article 4, including Section 4.4 of Article 4, and Article 5, including Section 5.4 of Article 5, during the period of such conduct, even if the parties’ contractual prohibitions on such conduct are determined to be invalid, illegal or unenforceable under applicable law.

Furthermore, the parties acknowledge that any provision in this Appendix B that permits Employee to engage, after the Date of Termination, in a particular jurisdiction, in conduct otherwise prohibited by Article 6 Section 6.2 or 6.3 (for example, as in California and Nebraska) has been agreed to solely in order to comply with the limitations provided in the law of that jurisdiction on the extent to which nondisclosure and noncompetition agreements may be enforced. Therefore, the parties acknowledge that, although Employee may be permitted pursuant to this Appendix B to engage, after the Date of Termination, in certain jurisdictions (such as California and Nebraska), in conduct otherwise prohibited by Article 6 Section 6.2 or 6.3, if Employee does engage in conduct prohibited by the provisions of Article 6 Section 6.2 or 6.3 (as such provisions appear in the Agreement without giving effect to any modifications to such provisions made by this Appendix B), Employee will forfeit his or her right to payments under Article 4, including Section 4.4 of Article 4, and Article 5, including Section 5.4 of Article 5, during the period of such conduct.
Agreed to and Accepted:

Stewart Enterprises, Inc.		Employee

By:

	James W. McFarland	Effective Date: February 24, 2011
Compensation Committee Chairman

Effective Date: February 24, 2011